EXHIBIT 10.63

Ceridian Corporation

Board of Director Compensation

Annual Retainer	$52,000

Committee Chair Retainer (Audit)	$15,000

Committee Chair Retainer (Other)	$5,000

Annual Stock Option Grant	4,000 shares

New Director Restricted Stock Grant	Formula

Annual Retainer and Committee Chair Retainer – The non-employee director may elect to receive the annual retainer and any committee chair retainer in cash, deferred cash, restricted stock, or deferred stock.  However, at least 50% of the annual retainer must be in the form of restricted stock, deferred stock, or a combination of the two.  Absent an election, the default election is 50% cash and 50% restricted stock.  The cash portion of the retainer is paid quarterly.  Deferred cash is held in the Ceridian Deferred Compensation Plan.  Restricted stock is granted and/or credits to a deferred stock account are made on the first trading day of the year by dividing the cash equivalent value by the average closing price of a share of common stock for the last ten trading days of the immediately preceding calendar year, rounding to the nearest whole share.  A director is restricted from selling or otherwise disposing of the stock until the director leaves the board.

Annual Stock Option Grant – Upon re-election to the Board at the annual shareholder’s meeting, each non-employee director is granted 4,000 shares of common stock.  Options become exercisable six months following grant and expire after ten years.

New Director Restricted Stock Grant – Shares are granted at the time directors are first elected or appointed to the Board.  The number of shares is determined by dividing the amount equal to two and one-half times the dollar value of the then-current annual retainer by the average closing price of common stock for the ten trading days prior to the effective date of the director’s election or appointment to the Board, rounded to the nearest 100 shares.  Twenty percent of the restricted shares vest each year.